Exhibit 3.3
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
OFFSHORE LOGISTICS, INC.
               Offshore Logistics, Inc., a corporation organized and existing under, and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”):
               DOES HEREBY CERTIFY:
               FIRST: That, by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the amendment be considered at the annual meeting of the stockholders of the corporation to be held on December 1, 1992. The resolutions setting forth the proposed amendment are as follows:
RESOLVED, that the Certificate of Incorporation of this Corporation be amended by adding thereto Article XI thereof that shall be and read as follows:
ARTICLE XI
Section One
Federal Aviation Act Compliance
1.1	Definitions. The following definitions shall apply for purposes of this Article XI:
(a)	“Act” shall mean the Federal Aviation Act of 1958, as amended from time to time (Title 49 United States Code).

(b)	“Excess Shares” shall have the meaning set forth in Section 3.1 of this Article XI.

(c)	“Foreign Stock” shall mean the Voting Stock registered in the Foreign Stock Record.

(d)	“Foreign Stock Record” shall have the meaning set forth in Section 2.1 of this Article XI.

(e)	“Non-Citizen” shall mean any person or entity that is not a “citizen of the United states” as defined in Section 101 of the Act, including any agent, trustee or representative of a Non-Citizen.

(f)	“Own or Control” or “Owned or Controlled,” when used in reference to Voting Stock, shall mean (i) ownership of record, (ii) beneficial ownership, or (iii) the power to direct, by agreement, agency or in any other manner, the voting of Voting Stock. Any determination by the Board of Directors as to whether Voting Stock is Owned or Controlled by a Non-Citizen shall be final.

(g)	“Permitted Foreign Ownership” shall mean the number of shares of Voting Stock that from time to time has in the aggregate twenty-five percent (25%) of the voting power then entitled to be exercised by the Voting Stock.

(h)	“Redemption Price” shall have the meaning set forth in section Four of this Article XI.

(i)	“Voting Stock” shall mean the outstanding shares of capital stock of the corporation entitled to vote, including any such shares that would be entitled to vote but for the operation of this Article XI.
     1.2 Policy. It is the policy of the corporation that, consistent with the requirements of the Act, Non-Citizens shall not Own or Control more than the Permitted Foreign Ownership and, if Non-Citizens nonetheless at any time Own or Control more than the Permitted Foreign Ownership, the voting rights of the shares of Foreign Stock in excess of the Permitted Foreign Ownership shall be suspended in accordance with Section 3.1 below.
Section Two
Foreign Stock Record
     2.1 Description. The corporation or any transfer agent designated by it shall maintain a separate stock record (the “Foreign Stock Record”) for purposes of registering Voting Stock Owned or Controlled by Non-Citizens. The Foreign Stock Record shall include (a) the name and nationality of each such Non-Citizen, (b) the number of shares of Voting Stock Owned or Controlled by such Non-Citizen, and (c) the date of registration of such shares in the Foreign Stock Record.
     2.2 Registration. The corporation shall register in the Foreign Stock Record shares of Voting Stock that the corporation determines are Owned or Controlled by one or more Non-Citizens. Such shares shall be registered in the Foreign Stock Record in chronological order based on the date and time of such determination by the corporation. The corporation may rely on such certifications or other evidence it deems appropriate in determining the citizenship status of any person and, by way of illustration but not limitation, the corporation may presume that Voting Stock is Owned or controlled by a Non-Citizen and may register such Voting Stock in the

Foreign Stock Record if the registered holder thereof has an address located outside the United States.
     2.3 Confirmation of Citizenship. The corporation from time to time may require the holder of record of any Voting Stock to confirm the citizenship status of the person or persons who Own or Control that Voting Stock by executing such certificates and providing such other evidence that the corporation determines is reasonably necessary for that purpose. If the holder of record of shares of Voting Stock fails to confirm or provide evidence to the satisfaction of the corporation that such shares are not Owned or Controlled by one or more Non-Citizens, the corporation shall be entitled, but not obligated, to register those shares in the Foreign Stock Record.
Section Three
Suspension of Voting Rights
     3.1 Suspension. If at any time the number of shares of Foreign Stock exceeds the Permitted Foreign ownership, the voting rights of shares of Foreign Stock shall automatically be suspended, in the reverse chronological order of the dates and times of registry of such shares in the Foreign stock Record, until the voting rights of a sufficient number thereof shall have been suspended so that the number of shares of Foreign Stock that continues to have voting rights equals the greatest whole number that is less than or equal to the Permitted Foreign Ownership. The particular shares of Foreign Stock that shall have their voting rights suspended are referred to collectively as the “Excess Shares”.
     3.2 Reinstatement. If, while, the voting rights of any shares of Foreign Stock are suspended, the corporation determines that the number of shares of Foreign Stock that have voting rights is less than the Permitted Foreign Ownership, voting rights shall automatically be reinstated for shares of Foreign Stock as to which voting rights have been suspended, in the reverse order in which the voting rights thereof were suspended under Section 3.1, until the maximum number of shares of Foreign Stock, not exceeding the Permitted Foreign Ownership, shall have voting rights. Voting rights also shall automatically be reinstated for any shares of Foreign Stock that have suspended voting rights if such shares are transferred to a person or entity that is not a Non-Citizen.
Section Four
Redemption of Excess Shares
     To the extant necessary for the corporation to comply with any present or future registration, licensing or other provisions of the Act, or regulations promulgated thereunder, the corporation shall have the power, but not the obligation, to redeem Excess Shares out of funds legally available therefor, subject to the following terms and conditions:
(a)	The per share redemption price (the “Redemption Price”) to be paid for the Excess Shares to be redeemed shall be the average closing sales price of such shares on the New York Stock

Exchange Composite Tape during the 10 trading days immediately prior to the date the notice of redemption is given; or if such shares are not then traded on the New York Stock Exchange, then the closing sales prices of such shares on any other national securities exchange on which such shares are then listed; or if such shares are not then listed on any national securities exchange, then the closing sales prices as quoted in the NASDAQ National Market System; or if such shares are not then so quoted, then the mean between the representative bid and ask prices as quoted by NASDAQ or another generally recognized reporting system, on each of such 10 trading days.
(b)	The Redemption Price may be paid in cash or by delivery of a promissory note of the corporation, at the election of the corporation. Any such promissory note shall have a maturity of not more than ten years from the date of issuance and shall bear interest at the rate equal to the then current coupon rate of a 10-year Treasury note as such rate is published in the Wall Street Journal or comparable publication.

(c)	A notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days prior to the redemption date to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the stock register of the corporation. Each such notice shall state (i) the redemption date; (ii) the number of shares of Voting Stock to be redeemed from such holder, (iii) the Redemption Price, and the manner of payment thereof, (iv) the place where certificates for such shares are to be surrendered for payment of the Redemption Price, and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

(d)	From and after the redemption date, dividends on the shares of Voting Stock called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the corporation (except the right to receive from the corporation the Redemption Price) shall cease. Upon surrender of the certificates for any shares so redeemed in accordance with the requirements of the notice of redemption (properly endorsed or assigned for transfer if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the corporation at the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the shares not redeemed without cost to the holder thereof.

          FURTHER RESOLVED, that the Board of Directors of this Corporation declares said amendment to be advisable and directs that the amendment be considered at the annual meeting of the stockholders of the Corporation to be held on December 1, 1992.
               SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
               IN WITNESS WHEREOF, said Offshore Logistics, Inc. has caused this Certificate to be signed by James B. Clement, its President, and George M. Small, its Secretary, this 9th day of December, 1992.

ATTEST:	OFFSHORE LOGISTICS, INC.

/s/ George M. Small	By:	/s/ James B. Clement
Secretary		President